AMENDMENT NUMBER ONE TO SUBLEASE AGREEMENT



    This Agreement entered into on the 23rd day of April, 1998, is Amendment Number One to the Sublease Agreement dated the 4th day of March, 1996, between the International School of Beijing and U.S.-China Industrial Exchange, Inc.
The parties to this Agreement are the same parties which entered into the Sublease Agreement of March 4, 1996, that is, the International School of Beijing Association, a non-profit association with an address at Jiang Tai Road, Dong Zhi Men Wai, Beijing 100004, People's Republic of China (hereinafter "ISB") and U.S.-China Industrial Exchange, Inc., a New York Corporation with a representative office in 7 Xiaopaifang Hutong, Chaoyangmenwai, Dongcheng District, Beijing, 100010, People's Republic of China (hereinafter "Chindex").

    WHEREAS, ISB wishes to contract for an "extended term" of the Sublease Agreement as specifically provided for in Article 3 of that Sublease Agreement; and

    WHEREAS, given current market conditions the parties have agreed that the applicable rental amount for the extended term as well as for a portion of the initial term will be as set forth herein; and

    WHEREAS, certain other changes in the Sublease Agreement are deemed necessary and appropriate by the parties;

    NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually agree as follows:

1. Commencing October 1, 1998, and continuing until July 31, 2000, the monthly rental payable by ISB to Chindex shall be $53,900 (fifty three thousand and nine hundred U.S. dollars). Prior to October 1, 1998, the monthly rental payable by ISB to Chindex shall be $68,600 (sixty eight thousand and six hundred U.S. dollars).

2. The term of the Sublease Agreement shall commence on February 1, 1996, and shall continue until July 31, 2000.

3. ISB shall have the right to extend the Sublease Agreement for an additional one year period beyond the new expiration date of July 31, 2000, under the same rental terms as provided in paragraph one of this Amendment Number One. In order to utilize the right granted by this provision, ISB must notify Chindex prior to January 31, 2000, of its intent to exercise this option.

4. The following terms as set forth in this paragraph shall govern payments for electricity. ISB shall pay Chindex for its use of electricity based upon the readings taken from the four electrical meters recording the actual usage of electricity by ISB. The calculation and the payment of the cost of such electricity shall be made semi annually based on actual readings and charged at the rate charged to Chindex by the Lessor which shall be at cost. This amount shall be reduced by 25, 000 Kwh per year or 12,500 Kwh per six month period which shall be provided to ISB free of charge representing 50% of the total Kwh provided to Chindex free of charge by the Lessor.

5. All terms and conditions of the Sublease of March 4, 1996 shall remain in force except to the extent that they are inconsistent with this Amendment Number One. The following provisions of the Sublease Agreement of March 4, 1996 are hereby specifically superseded by this Amendment Number One and are no longer in effect:

(a)  Article 3, paragraphs (b), (c), (d), and (e);
(b)  Article 7, paragraph (b);
(c)  Article 9, paragraph (b)

IN WITNESS WHEREOF, this Amendment Number One is signed on the date first written above by the duly authorized representatives of the Parties.


International School of Beijing		U.S.-China Industrial Exchange, Inc.


David Yasui                              Robert C. Goodwin, Jr.
By: s/David Yasui                        By: s/Robert C. Goodwin, Jr.
Name:  David Yasui                       Name:  Robert C. Goodwin, Jr.
Title:    Chairman of the Board          Title: Executive Vice President
                                                and General Counsel
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